                                                                   Exhibit 10.61

================================================================================

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

                                     between

                                JAMES K. BAUMANN

                                ROXANE L.GOOGIN,

                               ELIZABETH NEUSTADT,
                        AS CUSTODIAN FOR RACHEL NEUSTADT,

                                MARTIN A. RUBIN,

                               JAMES H. WIESENBERG

                                       and

                       CLEARWIRE SPECTRUM HOLDINGS II LLC

                           Dated as of August 9, 2006

================================================================================

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1 DEFINITIONS ...................................................     1
ARTICLE 2 PURCHASE AND SALE OF INTERESTS ................................     6
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS .....................     8
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER ...................    17
ARTICLE 5 COVENANTS AND OTHER AGREEMENTS ................................    19
ARTICLE 6 CONDITIONS TO CLOSING .........................................    24
ARTICLE 7 TERMINATION ...................................................    25
ARTICLE 8 SURVIVAL AND REMEDIES .........................................    27
ARTICLE 9 MISCELLANEOUS .................................................    32
LICENSEE ................................................................    39
MARKET ..................................................................    39
CALL SIGN & CHANNELS ....................................................    39
LICENSE TERM ............................................................    39

EXHIBIT A Form of Escrow Agreement

EXHIBIT B Form of Assignment of LLC Interest

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT

     This MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of August 9, 2006 (the "Effective Date"), is among James K. Baumann, Roxane I. Googin, Elizabeth Neustadt as custodian for Rachel Neustadt, Martin A. Rubin and James H. Wiesenberg (each a "Seller" and collectively the "Sellers"), Clearwire Spectrum Holdings II LLC, a Nevada limited liability company ("Purchaser"), and Clearwire Corporation, a Delaware corporation ("Clearwire"), the parent corporation of Purchaser, for the limited purpose of its obligations in Article 2, making its representations and warranties in Section 4.2, and the provisions of Articles 6, 7 and 9. All Sellers, Clearwire and Purchaser may be referred to herein collectively as "Parties;" any one of Purchaser, Clearwire or a Seller may be referred to herein individually as a "Party;" and Purchaser and Clearwire may be referred to collectively herein as the "Clearwire Parties."

                                    RECITALS

     A. The Sellers own one hundred percent (100%) of the limited liability company interests (the "Interests") of [***] a Delaware limited liability company (the "Company");

     B. Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the Interests for the purchase price and upon the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, Purchaser, Clearwire and each Seller, severally and not jointly, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

     "Accredited Investor" means as this term is defined in Rule 501(a) of Regulation D as promulgated by the U.S. Securities and Exchange Commission under the Securities Act.

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person; provided that no Seller shall be deemed to be an Affiliate of any other Seller based upon his or her ownership of a share of the Interests or other relationship with the Company. For purposes of this definition, "control" (including the terms "controlling" and "controlled") means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

[*** Confidential Treatment Requested]

     "Agreement" means this Membership Interest Purchase Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

     "Amended and Restated Stockholders Agreement" means the Amended and Restated Stockholders Agreement, dated March 16, 2004, by and among Clearwire and Clearwire's stockholders.

     "Assets" is defined in Section 3.8.

     "Benefit Plan" is defined in Section 3.15.

     "Bereny" is defined in Section 2.3(b).

     "BRS" means Broadband Radio Service, formerly known as MDS.

     "Business Day" means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in Seattle, Washington.

     "Channels" means the BRS channels licensed under a License.

     "Claim" is defined in Section 8.5(a).

     "Clearwire" is defined in the preamble.

     "Clearwire Certificate" is defined in Section 2.3(e).

     "Clearwire Parties" is defined in the preamble.

     "Clearwire Stock" is defined in Section 2.3(c).

     "Closing" is defined in Section 2.5.

     "Closing Date" is defined in Section 2.5.

     "Company" is defined in Recital A.

     "Confidential Information" means any and all information regarding the business, finances, operations, products, services and customers of the Purchaser and its Affiliates, in written or oral form or in any other medium.

     "Consents" means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the Parties hereto to consummate the Transactions.

     "Contract" is defined in Section 3.9.

     "Current Clearwire Price" shall be defined as the lower of (i) Six Dollars ($6.00) per share; (ii) the value per share of Clearwire Stock as determined by the board of directors of Clearwire Corporation from time to time, as in effect on the Closing Date; (iii) the price per share of Clearwire Stock in the then most recently completed funding round of Clearwire Corporation in which Eight Million (8,000,000) or more shares were sold or, if such funding round did not include common stock but did include preferred stock or other convertible securities, the price per share of common stock, based on converting such preferred stock or other convertible securities to common stock pursuant to the applicable conversion rights; and (iv) if Clearwire Stock is then listed on a national securities exchange or on the Nasdaq Stock Market, then the average closing price of the Clearwire Stock on such national securities exchange or on the Nasdaq Stock Market for each trading day during the ten (10) calendar days immediately preceding the Closing Date; in the case of each of items (i) through
(iv) subject to appropriate adjustment in the event of a stock split, stock dividends, other distribution or recapitalization of Clearwire Stock between the Effective Date and the time of Closing.

     "Damages" means any and all losses, claims, demands, liabilities, obligations, actions, suits, orders, statutory or regulatory compliance requirements, or proceedings asserted by any Person (including any Party), and all damages, costs, expenses, assessments, judgments, recoveries and deficiencies, including interest, penalties, investigatory expenses, reasonable consultants' fees, and reasonable attorneys' fees and costs, of every kind and description, contingent or otherwise.

     "Disclosure Memorandum" means that certain Confidential Private Placement Memorandum of Clearwire dated June 23, 2006, as updated by that certain Supplement to Confidential Private Placement Memorandum dated June 30, 2006.

     "Down Payment Advance" is defined in Section 2.3(a).

     "EBS" means Educational Broadband Service, formerly know as ITFS.

     "Effective Date" is defined in the preamble.

     "Employee" is defined in Section 3.15.

     "Escrow Agreement" is defined in Section 2.2.

     "Exchange Act" is defined in Section 3.17.

     "FCC" means the Federal Communications Commission or any successor agency thereto.

     "FCC Application" is defined in Section 5.6.

     "FCC Rules" means Title 47 of the Code of Federal Regulations, as amended at any time and from time to time, and FCC decisions, published policies, reports and orders issued pursuant to the adoption of such regulations.

     "Final Order" means an action or decision of the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time designated by statute or rale within which it may effect such reconsideration has passed, and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

     "Governmental Authority" means a Federal, state or local court, legislature, governmental agency (including the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.

     "Holdback Amount" means Seven Hundred Thousand Dollars ($700,000) in cash.

     "Holdback Period" means the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date.

     "Interests" is defined in Recital A.

     "Intellectual Property Rights" is defined in Section 3.12.

     "Knowledge", as regards any entity, means the actual knowledge of fact of that entity, which includes that of managing members in that entity, if the Party is a limited liability company, and, in each case, excludes knowledge based upon opinion.

     "Law" means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.

     "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel, but excluding rule makings and legislation of general applicability and market transitions of BRS and EBS spectrum.

     "Licenses" is defined in Section 3.7.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset other than (1) liens for taxes not yet due and payable (for which Sellers shall be responsible) and (2) rights and restrictions imposed by FCC Rules or the Communications Act of 1934, as amended.

     "Party" or "Parties" is defined in the preamble.

     "Permits" is defined in Section 3.16.

     "Person" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, Governmental Authority, cooperative, association, other entity, or individual, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

     "Pre-Closing Tax Period" is defined in Section 8.4.

     "Purchase Price" is defined in Section 2.3.

     "Purchaser" is defined in the preamble.

     "Purchaser Indemnified Parties" is defined in Section 8.2.

     "Reasonable Efforts" means the efforts that a reasonably prudent person or entity desirous of achieving a result would use in similar circumstances to ensure that such result is achieved lawfully; provided, however, that an obligation to use Reasonable Efforts under this Agreement does not require the Party subject to that obligation to take actions or incur costs that would result in a materially adverse change in the benefits such Party expects to realize from this Agreement

     "Registration Rights Agreement" means the Registration Rights Agreement, dated March 16, 2004, as amended, by and among Clearwire and Clearwire's stockholders.

     "Regulation S" means Regulation S under the Securities Act.

     "Reservation Claims" is defined in Section 8.6(d).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Sellers" is defined in the preamble.

     "Seller Indemnified Parties" is defined in Section 8.3.

     "Seller Material Adverse Effect" means any material adverse change having, or any event or condition which has had, or could reasonably be expected to have, a material adverse effect on the ability of Sellers to consummate the Transactions or on the Assets (other than a FCC Rule change affecting BRS channel 2 authorizations generally).

     "Solvent" is defined in Section 3.18.

     "Straddle Period" is defined in Section 8.4.

     "Subsidiary" means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

     "Tax" or "Taxes" means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any Taxing Authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another person by contract or as a transferee or successor.

     "Tax Return" means any report, return, statement, estimate, declaration, notice, form or other information required to be supplied to a Taxing Authority in connection with Taxes.

     "Taxing Authority" shall mean the Internal Revenue Service and any other Governmental Authority responsible for the administration of any Tax.

     "Towers" means any towers or other "antenna structures" as defined by the FCC in Part 17 of the FCC Rules.

     "Transactions" means the transactions contemplated by this Agreement.

     "Updated Clearwire Certificate" is defined in Section 2.3(e).

                                    ARTICLE 2
                         PURCHASE AND SALE OF INTERESTS

     Section 2.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign, transfer, convey and deliver to Purchaser free and clear of all Liens, and Purchaser shall purchase from such Seller, the portion of the Interests owned by that Seller. The obligation of the Sellers under the preceding sentence of this Section 2.1 is several and not joint.

     Section 2.2 Purchase Price. The aggregate purchase price (the "Purchase Price") for the Interests shall be an amount equal to [***] provided, however, that on the Closing Date to the extent the Company has any liabilities that are not being paid off at Closing (and evidence provided to Purchaser of such pay-offs), excluding liabilities arising under the Licenses after Closing and the Transition Liability (as defined below), the Purchase Price shall be adjusted downwards in an amount equal to the amount of such outstanding liabilities.

     Section 2.3 Payment of Purchase Price.

          (a) Purchaser shall advance to Sellers a portion of the Purchase
     Price equal to [***] "Down Payment Advance" payable by wire transfer to one or more accounts specified by Sellers, upon the later of (i) receipt by Purchaser of a completed IRS Form W-8 or W-9 from

[*** Confidential Treatment Requested]
     each of the Sellers and (ii) five (5) Business Days following the full execution of this Agreement. The Down Payment Advance shall be applied against the Purchase Price dollar-for-dollar at the Closing. The Down Payment Advance shall be non-refundable except as specifically provided in
     Section 7.2(a).

          (b) At the Closing, pursuant to the Escrow Agreement by and between Purchaser and Sellers, the form of which is attached hereto as Exhibit A (the "Escrow Agreement") Purchaser shall deposit the Holdback Amount for the Holdback Period to cover Claims pursuant to Section 8.6.

          (c) At the Closing, Purchaser shall pay Sellers and, on behalf of and at the direction of Sellers, Matthew S. Bereny as broker for Sellers ("Bereny"), an aggregate amount of [***] of the Purchase price, or, if the Down Payment Advance is not paid, [***] of the Purchase Price, in immediately available funds via wire transfer to accounts-designated by Sellers and Bereny. The portion of such aggregate amount payable to any one of the Sellers or Bereny shall be equal to the product of (i) the decimal shown opposite such person's name in the table in Section 2.3(d) and (ii) such aggregate amount

          (d) At the Closing, Clearwire shall issue to each person shown on the following table such number of shares of Clearwire's Class A Common Stock(including any different class of stock as to which existing Class A shares may have been converted "Clearwire Stock") as equals the quotient obtained by dividing (A)the product of (i) the decimal shown opposite such person's name in the table and (ii) [***] by(B) [***]

                                      Table

          James K. Baumann             0.12350
         Matthew S. Bereny             0.02500
          Roxane I. Googin             0.25175
Elizabeth Neustadt, as Custodian for   0.25175
          Rachel Neustadt
          Martin A. Rubin              0.04750
        James H. Wiesenberg            0.30050

     If at the time of Closing, Bereny or any Seller is not an Accredited Investor, then the portion of the Purchase Price payable to Bereny or such Seller, as applicable, shall be payable in all cash in immediately available funds via wire transfer to an account designated by Bereny or such Seller, as applicable. The number of shares of the Clearwire Stock shall be adjusted, if necessary to account for any stock split, cash dividend, stock dividend, or other distribution or recapitalization in respect of Clearwire's issued and outstanding stock between now and the Closing. No fractional shares of Class A Common Stock shall be issued pursuant to this Section 2.3.

[*** Confidential Treatment Requested]

          (e) In the event the Current Clearwire Price falls below $6.00 per share: (i) Clearwire shall deliver to Sellers a certificate of Clearwire executed by an officer of Clearwire, certifying as to the Current Clearwire Price, which certificate shall be delivered to Sellers no later than ten (10) days prior to Closing (the "Clearwire Certificate") and (ii) each Seller may elect to receive his or her portion of Four Million Two Hundred Thousand Dollars in immediately available funds rather than shares of Clearwire Stock, which such election must be delivered in writing to Clearwire at least two (2) days prior to the Closing Date, and in the absence of such election, such Seller shall be deemed to have elected to receive Clearwire Stock at $6.00 per share. In the event that the Current Clearwire Price changes between the date Clearwire delivers the Clearwire Certificate to the Sellers and the Closing Date, Clearwire shall deliver to Sellers an updated Clearwire Certificate, certifying as to the Current Clearwire Price (an "Updated Clearwire Certificate"). If Clearwire delivers an Updated Clearwire Certificate to Sellers within four (4) days of the Closing Date, the Closing Date shall be postponed to the first business day that is four (4) more days after the delivery of the Updated Clearwire Certificate, unless the Parties shall agree otherwise.

     Section 2.4 Federal Income Tax Treatment; Purchase Price Allocation. The Parties acknowledge that pursuant to Revenue Ruling 99-6, the transaction contemplated by this Agreement will be treated for Federal income tax purposes as (a) a sale of membership interests in the Company from the Sellers' perspective and (b) a purchase of all of the Assets (as defined below) by Purchaser for purposes of establishing Purchaser's tax basis and holding period in the Assets. The Parties further acknowledge and agree that for purposes of
Section 1060 of the Internal Revenue Code of 1986, as amended, and applicable regulations, for purposes of calculating Purchaser's basis in the Assets and the character of the gain recognized by Sellers on the sale of the Interests, the entire Purchase Price shall be allocated to the Licenses, which constitute Class VI assets.

     Section 2.5 Closing. Upon the terms and subject to the conditions hereof, the closing of the sale of the Interests (the "Closing") shall take place at the offices of Davis, Wright Tremaine LLP, in Washington, DC, within five (5) Business Days following the date on which the last condition under ARTICLE 6 has been satisfied or waived (the 'Target Closing Date"), or at such other time and place as the Parties may mutually agree; provided, however, the Sellers may extend the date of Closing to January 3, 2007 by written notice to Purchaser delivered before the Target Closing Date in the event that the Target Closing Date would precede January 3, 2007. The date on which Closing occurs is called the "Closing Date."

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller hereby severally, and not jointly, represents and warrants to Purchaser as follows; it being understood that a representation and warranty as to Sellers or the Interests shall be limited to a representation and warranty of such Seller as to his or her self or his or her share of the Interests, and not as to any other Seller or the share of the Interests of any other Seller even though a representation and warranty may apply on its face to all Sellers or the entire Interests:

     Section 3.1 Organization; Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign company and is in good standing under the laws of each state in which it conducts business. Section 3.1 of the Disclosure Schedule sets forth all of the jurisdictions in which the Company conducts business.

     Section 3.2 Authorization; Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement to be signed by such Seller and to consummate the Transactions. This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights, to general equity principles and FCC Consent.

     Section 3.3 No Conflicts or Consents. Neither the execution, delivery and performance by such Seller of this Agreement, nor the consummation of the Transactions by such Seller, will (i) conflict with, or result in the breach of, any provision of the certificate of formation or limited liability company agreement of the Company; (ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by such Seller, the Company or any of their respective Affiliates, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (x) any Law or license (subject to receipt of Consent of the FCC) or (y) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon the Company, such Seller or any of the Assets; (iii) require any Consent, other than the Consent of the FCC; or (iv) violate any Law by which such Seller or the Company is bound.

     Section 3.4 Capitalization.

          (a) Such Seller owns the share of the Interests set forth opposite his or her name on Section 3.4 of the Disclosure Schedule. Such Seller owns his or her respective share of the Interests free and clear of all Liens. All the outstanding Interests are duly authorized and validly issued and were not issued in violation of any preemptive rights. With respect to the Company, there are no: (a) other equity interests in the Company; (b) outstanding or authorized option, warrant, right, call or commitment relating to the equity interests in the Company, nor any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from it, any equity interests in the Company; (c) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests in the Company; (d) authorized or outstanding membership interest or unit appreciation plan (or similar plan), profit participation or similar rights with respect to the Company; (e) voting trusts, proxies or other agreements among holders of equity interests in the Company; and (f) preemptive or other subscription rights with respect to any other equity interests of the Company.

          (b) Section 3.4 of the Disclosure Schedule contains a list of all distributions made by the Company during 2006 in respect of the Interests of the Company through the date hereof.

     Section 3.5 Subsidiaries. The Company has no Subsidiaries.

     Section 3.6 Absence of Undisclosed Liabilities. Except as disclosed on
Section 3.6 of the Disclosure Schedule and liabilities arising under the Licenses, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due).

     Section 3.7 FCC Matters.

          (a) The Company validly holds the Licenses, permits and authorizations set forth on Section 3.7 of the Disclosure Schedule. Section 3.7 of the Disclosure Schedule sets forth a true and correct list of the licenses granted by the FCC authorizing the Company (the "Licenses") to construct and operate BRS Channels in the markets listed therein. True and complete copies of the Licenses have been delivered to Purchaser. There is no condition outside of the ordinary course imposed on any of the Licenses by the FCC except those that are either set forth on the face of the Licenses, as issued by the FCC, or contained in the FCC Rules applicable generally to incumbent BRS licenses. The applications listed on Section 3.7 of the Disclosure Schedule are all of the applications that are now pending at the FCC for the modification or renewal of the Licenses or otherwise filed by the Company. No Person other than the Company has any right, interest or claim in or to the Licenses. The Licenses have been granted to the Company by Final Order and are in full force and effect.

          (b) Excluding proceedings of general applicability and the market transition of BRS and EBS spectrum (a "Transition"), there is not pending or, to the Knowledge of such Seller, threatened against the Company or the Licenses any application, action, petition, objection or other pleading, or any proceeding with the FCC or any other Governmental Authority, which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, any of the Licenses, (ii) seeks the imposition of any modification or amendment with respect to any of the licenses, (iii) which would adversely affect the ability of such Seller to consummate the Transactions or (iv) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the Licenses. To such Seller's Knowledge and excluding proceedings of general applicability and any Transition, there are no facts or circumstances existing that would give rise to any such application, action, petition, objection or other pleading, or proceeding with the FCC or any other Governmental Authority. There is no unsatisfied adverse FCC order or ruling outstanding against such Seller or any of the Licenses. Such Seller is not a party to any complaint or proceeding at the FCC regarding any of the Licenses.

          (c) Except as described in Section 3.7(c) of the Disclosure Schedule, the Company has not agreed to accept or allow any electromagnetic interference from any other FCC licensees, permittees or applicants with respect to the Licenses and/or Channels, and no such licensees, permittees or applicants have agreed to accept electromagnetic interference from the Company with respect to their respective facilities.

          (d) The Company is in compliance with all applicable Laws except for any non-compliance that, individually or in the aggregate, will not have a Seller Material Adverse Effect. Since acquiring the Licenses, the Company has complied in all material respects with FCC Rules applicable to the Licenses, including without limitation the Communications Act of 1934, as amended. Since the issuance of the Licenses, the Company has complied in all material respects with all of the terms and conditions of the Licenses. The Licenses are free and clear of all Liens and are unimpaired by any acts or omissions of the Company, its agents, assignees and licensees. Except as set forth in Section 3.7(c) of the Disclosure Schedule, all material documents required to be filed at any time by the Company with the FCC with respect to the Licenses have been timely filed or the time period for such filing has not lapsed. All such documents filed since the date that the Licenses were issued to the Company are correct in all material respects. All amounts owed to the FCC in connection with the Licenses have been timely paid.

          (e) The facilities subject to the Licenses for which certification of completion of construction has been filed with the FCC are not operating. None of the facilities subject to the Licenses is (a) authorized pursuant to an authorization which is presently subject to challenge before the FCC or any court of competent jurisdiction or (b) subject to any lease, sublease or any agreement to make it available to a third party. None of the facilities subject to the Licenses are operating pursuant to special temporary or developmental authority.

          (f) The Company does not lease any Towers for the market area covered by the Licenses.

     Section 3.8 Title to Assets; Condition of Assets. As of the Closing Date, the Company shall have no assets other than the Licenses and the books and records of the Company (collectively, the "Assets").

     Section 3.9 Contracts. Sellers have disclosed on Section 3.9 of the Disclosure Schedule any indenture, mortgage, guaranty, lease, license or other contract, agreement or understanding, written or oral to which the Company is a party (each a "Contract"). Each of the Contracts will be terminated or assigned to the Sellers in advance of Closing. No Contract, or any of them, requires the consent of a party thereto in order to be effectively terminated or assigned to Sellers on or prior to Closing. Neither the Company nor, to the

Knowledge of such Seller, any other party to any of the Contracts has failed to comply with or is in material breach or material default thereunder. Except as set forth on Section 3.9 of the Disclosure Schedule, to the Knowledge of such Seller, no condition exists or event has occurred and is continuing as of the date hereof and the Closing which, with or without the lapse of time or the giving of notice, or both, would constitute a material default by any party under any Contract or give rise to any Lien or right of termination, modification, cancellation, prepayment, suspension, limitation, revocation or acceleration against the Company under any such Contract. Other than as described in Section 3.9 of the Disclosure Schedule, none of such Contracts are with any Person that is an officer, manager, member (or any family member of such Person) or Affiliate of Sellers.

     Section 3.10 Taxes.

          (a) The Company has timely filed all Tax Returns that it was required to file under applicable laws and regulations. All such Tax Returns are true, correct, accurate and complete in all material respects. The Company has paid all Taxes which have been imposed upon the Company or upon any of the assets, income or franchises of the Company (whether or not shown on any Tax Return). No claim has ever been made by any Taxing Authority in a jurisdiction where the Company does not file Tax Returns, but the Company is or may be subject to taxation by that jurisdiction. There exists no proposed tax assessment against the Company. The Tax Returns of the Company have never been audited by a Taxing Authority and the Company has received no notice of any such audit. The Company has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency. There are no Liens for Taxes upon any of the Company's assets.

          (b) The Company has withheld and paid over to the appropriate Taxing Authority all Taxes required to have been withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

          (c) The Company has at all times been treated and properly classified as a partnership for federal income tax purposes, and has never filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for federal income tax purposes.

          (d) Sellers have delivered to Purchaser true, complete and correct copies of the Tax Returns for the Company for the tax years 2003, 2004 and 2005.

     Section 3.11 Litigation. Except as set forth on Section 3.11 of the Disclosure Schedule and excluding investigations not revealed to the Company or any Seller, there is no Legal Proceeding now in progress or pending or threatened against the Company, such Seller, the Assets or the business of the Company, nor to the Knowledge of such Seller does there exist any basis therefore. The Company is not subject to any order, writ, injunction or decree of any court or any federal, state, municipal or other domestic or foreign Governmental Authority.

     Section 3.12 Intellectual Property. The Company does not own or possess any patents, trademarks, service marks, trade names, copyrights, trade secrets, information and other proprietary rights and processes (collectively "Intellectual Property Rights").

     Section 3.13 Books and Records. The records of the Company are materially true but may not reflect all meetings of and resolutions of, or written consents by, the members or managers (or committee thereof) since the day of company formation. The books and records of the Company accurately reflect the assets, liabilities, business, financial condition and results of operations of the Company. All books and records of the Company have been made available, or will be delivered prior to Closing, to Purchaser.

     Section 3.14 Employees. The Company (a) currently has no employees, (b) shall have no employees as of the Closing Date, and (c) and shall have satisfied all obligations owed to its employees, including, without limitation, for any wages, salaries, commissions, bonuses or other direct compensation for any services performed as of the Closing Date or amounts required to be reimbursed by them by the Closing Date. There are no plans, arrangements or agreements pursuant to which any employee or other Person may be entitled to any compensation or payment based upon or as a result of the Transactions other than as described in Section 3.20 of the Disclosure Schedule. The Company has been at all times in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to any written or oral, express or implied, commitment or arrangement with any employee.

     Section 3.15 Employee Benefit Plans.

          (a) The Company does not have and never has had a plan, program or policy providing for compensation, severance, termination pay, performance awards, equity or equity-related awards, fringe benefits or other material employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, which is now or has ever been sponsored, maintained, contributed to or required to be contributed to by the Company or pursuant to which the Company has any liability, contingent or otherwise, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (each a "Benefit Plan"). The Company does not sponsor, maintain, contribute to, nor is required to contribute to, nor has the Company ever sponsored, maintained, contributed to or been required to contribute to, or incurred or could incur any liability to any Benefit Plan which provides, or has any liability to provide, life insurance, medical, severance or other employee welfare benefits to any current, former or retired employee, officer, consultant, independent contractor, agent or director of the Company upon his or her retirement or termination of employment, except as required by Code Section 4980B. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Benefit Plan, or to modify or terminate any Benefit Plan.

          (b) The Company is not nor ever has been (i) a member of a "controlled group of corporations," under "common control" or a member of an "affiliated service group" within the meaning of Code Sections 414(b), (c) or (m), (ii) required to be aggregated under Code Section 414(o), or (iii) under "common control," within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections, in each case with any entity other than the Company.

     Section 3.16 Compliance with Laws; Permits. Except as provided on Section
3.16 of the Disclosure Schedule, the Company (a) has complied in all respects with all Laws applicable to it and its business other than where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect and (b) has all federal, state, local and foreign governmental permits, authorizations, approvals, licenses, certificates or consents ("Permits") necessary in the conduct of its business as currently conducted and to own and use its assets in the manner in which such assets are currently owned and used other than where the failure to possess such Permits would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect, such Permits are in full force and effect, no violations have been recorded in respect of any such Permit except as stated
Section 3.7(c) of the Disclosure Schedule, and no proceeding is pending or threatened to revoke or limit any such Permit. Section 3.16 of the Disclosure Schedule sets form a list of all material Permits and the expiration dates thereof.

     Section 3.17 Absence of Changes. Except as set forth on Section 3.17 of the Disclosure Schedule, since December 31, 2005, the Company has conducted its business in the ordinary course and there has not been (a) any material adverse change having, or any event or condition which has had, or could reasonably be expected to have, a Seller Material Adverse Effect; (b) any waiver of any valuable right of the Company, the cancellation of any valuable right of the Company, or the cancellation of any material debt or claim held by the Company;
(c) any payment or declaration of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any securities of the Company; (d) any issuance of any stock, bonds or other securities of the Company or any split, combination or reclassification of the Company's membership interests; (e) any sale, assignment or transfer of any tangible or intangible assets of the Company, except in the ordinary course of business, and assets which are not, individually or in the aggregate, material;
(f) any loan by the Company to any officer, manager or member of the Company (other than advances to such persons in the ordinary course of business in connection with travel and travel related expenses); (g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Assets; (h) any change in the accounting or Tax methods, practices or policies or in any Tax election of the Company: (i) any indebtedness incurred for borrowed money other than in the ordinary course of business; (j) any amendment to or termination of any material agreement to which the Company is a party (other than amendments to or terminations of agreements pursuant to or contemplated by this Agreement); (k) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business; (1) any material change in any compensation arrangement or agreement with any employee, officer, manager or member the Company, (m) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable; or (n) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

     Section 3.18 Solvency. Such Seller and the Company are Solvent. For purposes of this Agreement, "Solvent" means as to such Seller and the Company that (a) the fair value of such Party's property is greater than the amount of its liabilities (whether subordinated, contingent, unmatured, unliquidated or otherwise); (b) the present fair saleable value of such Party's property is not less than the amount that will be required to pay the probable liability of such Party on its debts as they become absolute and matured; (c) such Party is able to realize upon his or its property and pay its debts and other liabilities as they mature in the normal course of business; (d) such Party docs not intend to, and does not believe that will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; and (e) such Party is not engaged in business or a transaction for which its property would constitute unreasonably small capital.

     Section 3.19 Related Party Transactions. Section 3.19 of the Disclosure Schedule sets forth all obligations and transactions (i) between the Company and the Company's Affiliates, and (ii) between the Company and any of the officers, managers, equity holders or employees, or any of the affiliates or associates (each term as defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act")') of the Company. Except as set forth on Section 3.19 of the Disclosure Schedule, no officer or manager of the Company or any parent, child or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest) has or has had, directly or indirectly, (x) any interest or involvement in any entity which furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (y) any interest or involvement in any entity which purchases from or sells or furnishes to, the Company, any goods or services; provided, that ownership of no more than one percent of the outstanding voting stock of a publicly traded corporation in and of itself shall not be deemed an interest in any entity for purposes of this Section 3.19. Except as set forth on Section 3.19 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company or (b) has any claim or cause of action against the Company. Except as described on Section 3.19 of the Disclosure Schedule, each transaction set forth on Section 3.19 of the Disclosure Schedule is on terms that are (i) consistent with past practice of the Company and (ii) at least as favorable to the Company as would be available with independent third parties dealing at arms' length.

     Section 3.20 Brokers. Neither Sellers nor the Company or any of their respective Affiliates has employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions in connection with the Transactions, except Bereny and James

H. Wiesenberg who, upon the Closing, will be entitled to the commission described in Section 3.20 of the Disclosure Schedule.

     Section 3.21 Securities Representations.

          (a) Such Seller is an Accredited Investor. Such Seller is acquiring the Clearwire Stock for its own account, for investment purposes only and not with a view to the distribution (as such term is interpreted for purposes of Section 2(11) of the Securities Act) thereof. Such Seller understands that the Clearwire Stock has not been registered under the Securities Act as of the Effective Date and cannot be sold or otherwise transferred unless subsequently registered under the Securities Act or an exemption from such registration is available.

          (b) Such Seller is knowledgeable and experienced in the telecommunications industry and in investments in telecommunications enterprises, and is capable of evaluating the risks and merits of the transactions contemplated by this Agreement, including the acquisition of shares of Clearwire Stock. Such Seller has received the Disclosure Memorandum from Purchaser in sufficient time prior to entering into this Agreement. Such Seller and its representatives have had sufficient opportunity to ask questions of and receive answers from Purchaser and Clearwire concerning the business of Clearwire, its operations, assets and liabilities, and have had what such Seller considers to be reasonable access to information about Clearwire. Such Seller and its representatives have had an opportunity to review all documents and records concerning Clearwire and its business that such Seller has requested. Such Seller has conducted its own independent assessment, analysis and investigation with respect to Clearwire and its business at the time of entering into this Agreement and has agreed to enter into this Agreement and to accept Clearwire Stock as partial payment of the Purchase Price based solely on this assessment, analysis and investigation, and the representations and warranties of Purchaser set forth in this Agreement and the information contained in the Disclosure Memorandum.

          (c) Such Seller is aware that Clearwire is a speculative enterprise, that certain of the information disclosed to it contain forward looking statements which involve risks and uncertainties, and that Clearwire's actual results may differ significantly from the results discussed in these forward looking statements. Such Seller further acknowledges that the value of Clearwire's respective assets is inherently uncertain and is dependent upon market, technological, and regulatory developments concerning feasible and allowable uses. Each Seller represents and warrants to Purchaser and Clearwire that it has assessed these factors independently and has agreed to enter into this Agreement without reliance upon or expectation of any disclosures of any kind from Purchaser or Clearwire, except as set forth in this Agreement and the Disclosure Memorandum and as contemplated by Section 3.21(b).

          (d) Such Seller is aware that the shares of Clearwire Stock issued in connection with this Agreement will be "restricted securities" within the meaning of

     Rule 144(a)(3)(i) and 144(a)(3)(ii) and that such shares may be resold or otherwise transferred pursuant to an effective registration statement under the Securities Act or an exemption from such registration. Such Seller acknowledges that all certificates representing shares of Clearwire Stock issued in this transaction will bear a legend reflecting such status.

          (e) For purposes of application of state securities law, such Seller is a resident of the state or foreign country indicated opposite his or her name on Section 3.4 of the Disclosure Schedule.

          (f) With respect to any Seller who is not a resident of the United States, such Seller makes the following representations, warranties and covenants:

               (i)  such Seller is not a "U.S." person (as defined in Regulation
                    S) and is not acquiring the Clearwire Stock for the account or benefit of any U.S. person;

               (ii) such Seller will not engage in hedging transactions with regard to Clearwire's securities unless conducted in compliance with the Securities Act;

               (iii) such Seller will not resell any of Clearwire's securities unless in accordance with the provisions of Regulation S and in accordance with applicable state securities laws in the United States, or pursuant to an available exemption from registration under the Securities Act; provided that such Seller provides an opinion of counsel or other evidence of exemption, in form reasonably satisfactory to U.S. counsel to Clearwire; and

               (iv) such Seller acknowledges that Clearwire will refuse to register any transfer of any of the Clearwire Stock not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

                                    ARTICLE 4
            REPRESENTATIONS AND WARRANTIES OF PURCHASER AND CLEARWIRE

     Section 4.1 Purchaser hereby represents and warrants to each Seller and Bereny as follows:

          (a) Existence; Authorization. Purchaser is lawfully existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to enter into this Agreement and to perform the obligations to be performed by it under this Agreement. The execution and delivery of this Agreement, and the performance by

Purchaser of its obligations hereunder, have been duly authorized by all necessary action on the part of Purchaser.

          (b) Enforceability. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Each other agreement, document, instrument or certificate contemplated by this Agreement to be delivered by Purchaser to any one or more Sellers or Bereny, if and when so delivered, will be duly executed and delivered by Purchaser, and a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) No Conflicts or Consents. Neither the execution, delivery and performance by Purchaser of this Agreement, nor the consummation of the Transactions by Purchaser, will (i) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by Purchaser or any of its Affiliates, or give rise to any right of termination, modification, cancellation, prepayment or acceleration under (x) any Law or license (subject to receipt of Consent of the FCC), or (y) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Purchaser; or (ii) will require any Consent, other than the Consent of the FCC.

          (d) Brokers. Purchaser has not employed any broker or finder or incurred any liability for any brokerage or finder's fees or commissions in connection with the Transactions.

          (e) FCC, Qualifications. Purchaser is legally, technically, financially and otherwise qualified to acquire and hold the Licenses under FCC Rules and the Communications Act of 1934, as amended.

          (f) Proceedings. There is no Legal Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or Clearwire, or Purchaser's or Clearwire's property or assets, that would reasonably be expected to have an adverse effect on Purchaser's ability to consummate the Transactions, or which seeks to prevent or challenge the Transactions.

     4.2 Clearwire Representations and Warranties. Clearwire hereby represents and warrants to each Seller and Bereny as follows:

          (a) Existence Authorization. Clearwire is lawfully existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to issue the Clearwire Stock as contemplated by this Agreement, and to perform the obligations to be performed by it under this Agreement. The performance by Clearwire of its obligations hereunder, have been duly authorized by all necessary action on the part of Clearwire.

          (b) Enforceability. This Agreement has been duly executed and delivered by Clearwire and is a legal, valid and binding obligation of Clearwire, enforceable against Clearwire in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Each other agreement, document, instrument or certificate contemplated by this Agreement to be delivered by Clearwire, or to be entered into with Clearwire by joinder of any one or more Sellers or Bereny, if and when so delivered, will be duly executed and delivered by Clearwire, and a legal, valid and binding obligation of Clearwire, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) No Conflicts or Consents. Neither the execution, delivery and performance by Clearwire of this Agreement, nor the consummation of the Transactions by Clearwire, will (i) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default by Clearwire or any of its Affiliates, or give rise to any right of termination, modification, cancellation, prepayment or acceleration under (x) any Law or license (subject to receipt of Consent of the FCC), or (y) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Clearwire; or (ii) will require any Consent, other than the Consent of the FCC.

          (d) Securities to be Issued to Sellers and Bereny. When issued by Clearwire to Sellers and Bereny pursuant to this Agreement, the Clearwire Stock will be duly issued, fully paid and non-assessable, free of liens, encumbrances, rights of third parties, and restrictions on transfer other than restrictions on transfer and rights of third parties under this Agreement and as may exist under the Amended and Restated Stockholders Agreement to which each Seller and Bereny will be a party by joinder, the Registration Rights Agreement to which each Seller and Bereny will be a party by joinder, and applicable securities laws. Clearwire's Board of Directors has approved the issuance of the Clearwire Stock pursuant to this Agreement in accordance with Clearwire's certificate of incorporation, Clearwire's bylaws and the Delaware General Corporation Law.

          (e) Proceedings. There is no Legal Proceeding pending or, to the Knowledge of Clearwire, threatened against Purchaser or Clearwire, or Clearwire's property or assets, that would reasonably be expected to have an adverse effect on Clearwire's ability to consummate the Transactions, or which seeks to prevent or challenge the Transactions.

                                    ARTICLE 5
                         COVENANTS AND OTHER AGREEMENTS

     Section 5.1 Consummation of Transactions. From and after the date of this Agreement, each Party shall use its Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable Law to perform its obligations under this Agreement and to consummate the Transactions as soon as reasonably practicable.

     Section 5.2 Certain Notices. Prior to the Closing, each Party shall promptly notify each other Party in reasonable detail:

          (a) upon such Party obtaining Knowledge of the commencement of, or the impending or threatened commencement of, or of any facts that would give rise to, any claim, action or proceeding brought to enjoin the consummation of the Transactions, or against or relating to (i) the notifying Party or its properties or assets, which could materially adversely affect the Transactions or its ability to perform its obligations hereunder, or (ii) the Assets or their use;

          (b) upon such Party obtaining Knowledge of the occurrence of, or the impending or threatened occurrence of, or any facts that would give rise to, any event which could cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained in this Agreement, and shall use Reasonable Efforts to prevent or promptly remedy such breach; and

          (c) upon such Party obtaining Knowledge of the occurrence or existence of any event, condition, circumstance or state of facts, which has had or could have a material adverse effect on the Transactions or its ability to perform its obligations hereunder, or which could materially adversely affect the Assets or their use.

     Section 5.3 Confidentiality. Pursuant to this Agreement and the performance thereof, Sellers may receive certain Confidential Information. Each Seller agrees not to use for himself or herself, except in performance of the Agreement and for reliance for purposes of deciding to enter into or close this Agreement, or disclose to any Person this Agreement or any Confidential Information, except
(a) information that was gained independent of Sellers' relationship with Purchaser and became publicly available through no breach of any obligation of confidentiality by Sellers; (b) information that is communicated to a third party with the prior written consent of Sellers; (c) information that is required to be disclosed pursuant to the lawful order of a government agency or disclosure that is required by operation of law, but in such event, only to the extent such disclosure is required and, to the extent reasonably practicable, prior written notice must be given to allow Purchaser to seek a protective order or other appropriate remedy; or (d) disclosure in a proceeding seeking to enforce this Agreement or any other agreement executed pursuant to the terms of this Agreement, to seek damages related to the breach of any such agreements or as required to obtain FCC consent to the Transactions. In the event of a beach or threatened breach of the terms of this section, Purchaser shall be entitled to seek an injunction prohibiting any such breach. Any such injunctive relief shall be in addition to, and not in lieu of, any appropriate relief in the way of money damages or any other remedies available at law or in equity. Each Seller acknowledges and agrees that the financial terms of this Agreement may be required to be separately stated in the consolidated financial statements of Purchaser and/or its Affiliates and that the disclosure by Purchaser or its Affiliates of such financial statements shall not be a breach of this Agreement Purchaser may disclose this Agreement to its affiliates, strategic partners, actual or potential investors, lenders, acquirers, merger partners; and others whom Purchaser deems in good faith to have a need to know such information for purposes of pursuing a transaction or business relationship with Purchaser. The duties under this Section shall survive the Closing for a period of one (1) year.

     Section 5.4 Further Assurances. Prior to, at and following the Closing, each Party shall forthwith upon request execute and deliver such documents and take such actions as may reasonably be requested by any other Party in order to effectuate the purposes of this Agreement; provided, however, that no Party shall be required to take any action after the Closing which would subject it, its partners, officers, directors or shareholders to any further liability or obligation, except as expressly provided in this Agreement.

     Section 5.5 FCC Qualifications. Sellers hereby covenant and agree that prior to the Closing they shall cause the Company to maintain all necessary qualifications to hold and to obtain renewal in the ordinary course of the Licenses, and further covenant that they shall not knowingly or negligently take any action, or fail to take any action, which action or failure to act creates a material risk that the Company would not be qualified to hold the Licenses or that the FCC would revoke the Licenses; provided, however, that Purchaser shall be responsible for the Transition Liability as defined in and pursuant to
Section 5.13.

     Section 5.6 Consents. The Parties shall use Reasonable Efforts and shall cooperate to prepare and file with Governmental Authorities and other Persons, no later than ten (10) days following the Effective Date, all applications, notices, petitions and other documentation necessary or advisable to obtain the Consents (it being understood that the failure to file within such period shall not constitute a material breach of this Agreement). Each Party shall furnish to the other Party all information concerning such Party and its Affiliates reasonably required for inclusion in any application to be made in connection with the Transactions or to determine compliance with FCC Rules. Neither any one or more of the Sellers nor the Company shall be required to bear any expense of seeking or assisting Purchaser in seeking any Consent to the Closing that Purchaser may require for it to consummate the Transactions but which neither any Seller nor Company may require for it to consummate the Transactions. Each Seller and Purchaser will use Reasonable Efforts to prepare all application forms and related exhibits, certifications and other documents necessary to secure the Consent of the FCC to the Transactions (collectively, the "FCC Application") and to file the FCC Application within ten (10) Business Days following the Effective Date. Each Seller and Purchaser will promptly and diligently prepare, file and prosecute all necessary amendments, briefs, pleadings, petitions for reconsideration, applications for review, waiver requests, documents and supporting data, and take all such actions and give all such notices as may be required or requested by the FCC or as may be appropriate to expedite the grant of the FCC Application without conditions materially adverse to any Seller, Company or Purchaser. If any person or entity petitions the FCC to deny the FCC Application, or if the FCC grants such application and any person or entity petitions for reconsideration or review of such grant before the FCC or appeals or applies for review in any judicial proceeding, then each Seller and Purchaser will use their respective Reasonable Efforts to oppose such petition before the FCC or defend such grant by the FCC. If the FCC denies the FCC Application or grants such application with conditions materially adverse to any Seller or Purchaser, then if requested to do so by any Party, each Seller and Purchaser will use their respective Reasonable Efforts to secure reconsideration or review of such action. If the Closing has not occurred within 180 days following the date of the grant of the FCC Application, each Seller and Purchaser shall use Reasonable Efforts to obtain such extensions of the effectiveness of such grant as is reasonably necessary to permit the scheduling of Closing pursuant to this Agreement Purchaser will be responsible for the payment of all FCC Application filing fees incurred in connection with this Section 5.6.

     Section 5.7 Seller Affirmative Covenants. Sellers shall use Reasonable Efforts to cause the Company (a) to carry on its business with respect to the Licenses as currently conducted and only in the ordinary course of business; (b) preserve the Licenses intact; (c) comply with all Laws applicable to the Licenses; and (d) maintain in full force and effect the Licenses and other licenses necessary to preserve Sellers' ability to consummate the Transactions.

     Section 5.8 Seller Negative Covenants. No Seller shall, and each Seller shall cause the Company not to, (a) sell, transfer, assign, lease, modify or dispose of any material Assets or of the spectrum to be covered by the Licenses or any interests therein or portion thereof, or negotiate therefor, other than Company's rights against George Bott with respect to a Buffalo BRS station and the Company's bank account; or (b) create, incur or suffer to exist any Lien or other liability on any Assets or the spectrum to be covered by the Licenses or any interest therein; (c) sell, assign or otherwise transfer the Interests or any rights therein; (d) grant any options or other rights in or with respect to the Interests; (e) create or allow to be created any lien on the Interests; or
(f) enter into any agreement, arrangement or understanding to, or otherwise offer or commit to do any of the foregoing.

     Section 5.9 Access. Between the date of this Agreement and the Closing Date, Sellers shall cause the Company, during normal business hours, to (a) give Purchaser and its representatives and advisors access to all books, records, offices and other facilities and properties of the Company; (b) permit Purchaser and its representatives and advisors to make such inspections thereof as Purchaser may reasonably request; and (c) cause the officers and advisors of the Company to furnish Purchaser with such financial and operating data and other information with respect to the Company as Purchaser may from time to time reasonably request other than information protected by the attorney-client privilege.

     Section 5.10 Publicity. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law, provided that, to the extent required by applicable Law, the Party intending to make such release shall use its Reasonable Efforts consistent with such applicable Law to consult with the other Party with respect to the text thereof.

     Section 5.11 Tax Returns. Sellers shall timely prepare and file a final year Form 1065 for the Company for the fiscal year ending on the Closing Date and shall deliver a copy of such Form 1065 to Purchaser. Sellers shall timely prepare and submit to Purchaser for review, approval, and filing (A) any sales and use Tax returns with respect to the Pre-Closing Tax Period that are required to be filed after the Closing Date, (B) any property Tax Returns with respect to the Pre-Closing Tax Period that are required to be filed after the Closing Date, and (C) any excise Tax Returns with respect to the Pre-Closing Tax Period that are required to be filed after the Closing Date. Sellers shall make such revisions to the Tax Returns described in the preceding sentence as are reasonably requested by Purchaser.

     Section 5.12 Cooperation on Tax Matters. Purchaser, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees (other than counsel) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company, Sellers, and Purchaser agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statue of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records. Purchaser and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Taxing Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transaction contemplated hereby).

     Section 5.13 Transition Liability. The Parties acknowledge that the FCC requires BRS licensees, including the Company, to reimburse certain costs of proponent-driven Transitions of EBS spectrum and self-Transitions of EBS spectrum. To the extent the Company is assessed or incurs any costs payable under FCC Rules 27.1237 and 27.1238 (or any successors thereto) prior to Closing or prior to the termination of this Agreement (the "Transition Liability"), Purchaser shall pay for such Transition Liability on behalf of the Company. Sellers shall provide Purchaser with at least thirty (30) days notice of the requirement to pay any Transition Liability. Sellers shall provide Purchaser with notices received from any proponent or self-Transitioning EBS licensee concerning the calculation or payment of any Transition Liability. In the event that Purchaser determines in good faith that a requested payment is not a Transition liability, Sellers shall cause the Company, at Purchaser's expense, to join with Purchaser in contesting such requested payment within any period allowed by the FCC for such contest, but (i) Purchaser shall pay the uncontested amount when due; (ii) Purchaser shall be responsible for any interest, late fees or FCC-imposed forfeitures related to any contest or delay in making such requested payment; and (iii), if the making of the requested payment is a requirement for the grant of the consent of the FCC to the transfer of control of Company, Purchaser shall make the requested payment under protest so as not to delay the grant of such consent.

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

     Section 6.1 Conditions to the Obligations of All Parties. Each Party's obligation to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions, as applicable to the Party specified:

          (a) The FCC shall have granted the FCC Application, such grant shall have become a Final Order, and such Final Order shall be in full force and effect; and all other notices, filings and Consents required to be made or obtained prior to the closing by either Party or any of its respective Affiliates with any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Transactions shall have been made or obtained without imposition of conditions outside of the ordinary course.

          (b) No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority, nor any Law promulgated or enacted by any Governmental Authority, shall be in effect that would impose material limitations on the ability of either Party to consummate the Transactions.

     Section 6.2 Conditions to the Obligations of Sellers. Each Seller's obligation to consummate the Transactions contemplated by this Agreement is subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

          (a) The representations and warranties of Purchaser and Clearwire contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date).

          (b) The covenants and agreements of Purchaser and Clearwire to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects.

          (c) Purchaser and Clearwire shall have delivered the Purchase Price to sellers and Bereny in accordance with Section 2.3.

          (d) Purchaser and Clearwire shall have delivered to Sellers a certificate of Purchaser and Clearwire dated the Closing Date certifying that the conditions specified in Section 6.2(a) and (b) have been met.

          (e) the Amended and Restated Stockholders Agreement, and the Registration Rights Agreement shall be in full force and effect, and, upon the Closing, Sellers and Bereny shall be parties to such agreements by delivering joinders to Clearwire.

     Section 6.3 Conditions to the Obligations of Purchaser and Clearwire. Purchaser's and Clearwire's obligations to consummate the Transactions contemplated by this Agreement are subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

          (a) The representations and warranties of each Seller contained herein shall be true and correct in all material respects (except for representations and warranties that are qualified as to materiality, which shall be true and correct) as of the Closing as if made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date).

          (b) The covenants and agreements of each Seller to be performed under this Agreement on or prior to the Closing shall have been duly performed in all material respects.

          (c) Each Seller (and Bereny, but only with respect to the deliveries in clause (v)) shall have delivered to the Purchaser the following:

               (i) an instrument of conveyance signed in blank and transferring his or her share of the Interests to Purchaser, substantially in the form of Exhibit B hereto;

               (ii) such other instruments and documents as Purchaser may reasonably require to vest in Purchaser all right, title and interest of Sellers in and to the Interests;

               (iii) a certificate of such Seller dated the Closing Date and certifying that the conditions with respect to such Seller specified in Section 6.3(a) and (b) have been met;

               (iv) written resignations of each of the officers and managers of the Company, effective as of the Closing Date; and

               (v) a joinder to the Amended and Restated Stockholders Agreement,
          (ii) a completed Stockholder Questionnaire as provided by Clearwire prior to the Closing and (iii) a joinder to the Registration Rights Agreement.

                                    ARTICLE 7
                                   TERMINATION

     Section 7.1 Termination. This Agreement may be terminated at any time:

          (a) by mutual written consent of Purchaser and Sellers;

          (b) by either Purchaser or Sellers if (A) there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited, or
     (B) any judgment, injunction, order or decree of any court or other Governmental Entity having competent jurisdiction enjoining Purchaser and Sellers from consummating the Transaction is entered and such judgment, injunction or order shall have become final and non-appealable;

          (c) by Sellers holding no less than a fifty-one percent (51%) of the Interests upon the occurrence of a material breach of any representation, warranty or covenant in this Agreement by either Clearwire or Purchaser if such breach is not cured within fifteen (15) days following written notice by any Seller to Purchaser which notice shall describe the breach;

          (d) by Purchaser upon the occurrence of a material breach of any representation, warranty or covenant in this Agreement by any one or more Sellers if such breach is not cured within fifteen (15) days following written notice by Purchaser to all Sellers which notice shall describe the breach; or

          (e) by Purchaser or Sellers holding not less than fifty-one percent (51%) of the Interests if the Closing has not occurred on or before the first anniversary of the Effective Date, provided that the failure to close on or before such date is not the fault of the Party or Parties seeking termination.

     Section 7.2 Effect of Termination. In the event of a termination of this Agreement prior to the Closing, neither Party shall have any liability or further obligation to the other, except that

          (a) Sellers shall return the Down Payment Advance to Purchaser, within five (5) Business Days of such termination, only if this Agreement is terminated (i) pursuant to Section 7.1(a); (ii) by Purchaser pursuant to
     Section 7.1(b), provided that the Law, judgment, injunction, order or decree thereunder is not initiated by Purchaser and is not caused by the misconduct of Purchaser, (iii) by Purchaser pursuant to Section 7.1(d); or
     (iv) by Purchaser pursuant to Section 7.1(e), provided that the failure to close on or before the date set forth therein is the fault of any Seller;

          (b) nothing herein will relieve a Party from liability for any breach by such Party of this Agreement; and

          (c) the last sentence of Section 2.3(a) and the provisions of this
     ARTICLE 7, ARTICLE 8 and ARTICLE 9 shall survive the termination of this Agreement. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses.

                                    ARTICLE 8
                              SURVIVAL AND REMEDIES

     Section 8.1 Survival.

          (a) The representations and warranties contained in this Agreement and in any Closing certificate as to representations and warranties or covenant compliance shall survive the Closing until the earlier of [***] after the Closing Date and the termination of this Agreement, and shall expire at such time. The covenants and other agreements contained in this Agreement which by their terms do not expire on or before the Closing shall survive the Closing until the earlier of (i) one (1) year after the Closing Date and (ii) the termination of this Agreement and shall expire at such time. Sellers' obligation to indemnify Purchaser pursuant to Section 8.2 shall survive the Closing for a period of one (1) year after Closing. Notwithstanding anything to the contrary in this Agreement: (i) the representations, warranties, covenants, and indemnities made by Sellers regarding Taxes shall terminate [***] after the applicable statute of limitations expires with respect to the Taxes which are the subject of such claim, (ii) the representations, warranties and indemnities made by Sellers in Section 3.4(a) shall survive indefinitely, and (iii) Sellers' obligation to indemnify Purchaser pursuant to Section 8.2(d) below shall survive indefinitely.

          (b) Purchaser's obligation to indemnify Sellers pursuant to Section
     8.3 shall survive the Closing for a period of one (1) year after Closing; provided, however, Purchaser's obligation to indemnify Sellers' pursuant to
     Section 8.3(c) and (d) below shall survive indefinitely.

          (c) Notwithstanding anything to the contrary in this Agreement, no party shall be entitled to any Damages pursuant to Section 8.2 or Section
     8.3 or to make any claims for breach hereunder unless notice of the Claim for such Damages or breach has been made to the other party within the applicable survival periods or Claim period set forth in this Section 8.1; provided, however, so long as the indemnified party provides notice to the other party within the applicable survival periods set forth in this
     Section 8.1, a Party's obligation to indemnify the other party pursuant to this Article 8 or obligation to remedy such breach shall survive until such obligation is fulfilled despite the expiration of the applicable survival period.

          (d) The survival of representations, warranties and covenants binding on or benefiting any Party in the Amended and Restated Stockholders Agreement and the Registration Rights Agreement shall be governed by such agreements.

     Section 8.2 Seller Indemnification. Subject to the limitations set forth in
Section 8.6(c) hereof, each Seller shall indemnify Purchaser, its representative members, managers, officers, employees, agents, successors and assigns (the "Purchaser Indemnified Parties") and hold the Purchaser Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

[*** Confidential Treatment Requested]

          (a) the failure of any representation or warranty of such Seller set forth in this Agreement, or any representation or warranty contained in any certificate delivered by such Seller pursuant to this Agreement, to be true and correct as of the dates made;

          (b) the breach of any covenant or other agreement on the part of such Seller under this Agreement;

          (c) the ownership and operation of the Assets prior to the Closing (other than the Transition Liability); and

          (d) any matter disclosed on Section 3.11 of the Disclosure Schedule or any matter related to the disclosure on Section 3.9 of the Disclosure Schedule with respect to the Company's 50% interest in [***].

     Section 8.3 Purchaser Indemnification. Purchaser shall indemnify each Seller and his or her agents, successors and assigns (the "Seller Indemnified Parties") and hold each Seller Indemnified Parties harmless from and against any and all Damages based upon, attributable to or resulting from:

          (a) the failure of any representation or warranty of Purchaser set forth in this Agreement, or any representation or warranty contained in any certificate delivered by pursuant to this Agreement, to be true and correct as of the dates made;

          (b) the breach of any covenant or other agreement on the part of Purchaser under this Agreement;

          (c) the ownership and operation of the Assets or Interests after the Closing; and

          (d) the Transition Liability.

     Section 8.4 Tax Matters. Subject to the limitations set forth in Section 8.6(c) hereof, each Seller shall indemnify each of the Purchaser Indemnified Parties and hold them harmless from and against, any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and for that portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), and (ii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or any Law, which Taxes relate to an event or transaction occurring on or prior to the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period

[*** Confidential Treatment Requested]
ending on the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that any property or ad valorem Taxes associated with assets that are or have been disposed of by the Company on or prior to the Closing Date shall be deemed attributable solely to the Pre-Closing Tax Period.

     Section 8.5 Indemnification Procedures.

          (a) In the event that any claim shall be asserted by any Person in respect of which payment may be sought under Section 8.2 or Section 8.3 hereof (each, a "Claim"), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party, describing with specificity the facts giving rise to the asserted right Notwithstanding anything to the contrary in this Agreement, in order for the indemnified party to be entitled to indemnification hereunder, notice of such claim must given by the indemnified party to the indemnifying party prior to the expiration of the applicable survival periods set forth in Section 8.1. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, it shall within twenty (20) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Damages indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Damages under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the reasonable expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The Parties hereto agree to cooperate fully with each other in connection with the defense, negotiation, or settlement of any such Claim. The indemnifying party or parties shall not, without the express written consent of the indemnified party or parties, settle or compromise any Claim, or consent to the entry of any judgment against the indemnified party or parties that does not include an unconditional term thereof giving the indemnified party or parties a full and complete release from all liability with respect to such Claim.

          (b) Notwithstanding anything to the contrary in Section 8.5(a) above, the following procedure shall apply to any Claim with respect to Taxes that is subject to indemnification pursuant to this ARTICLE 8. Purchaser will, as to any Taxes in respect of which Sellers have agreed to indemnify the Purchaser Indemnified Parties pursuant to this ARTICLE 8, promptly inform Sellers of and permit the participation of Sellers in, at Sellers' sole cost and expense, any investigation, audit, or other proceeding by or with the Internal Revenue Service or any other Taxing Authority empowered to administer or enforce such a Tax and will not consent to the settlement or final determination in such investigation, audit or other proceeding without the prior written consent of all Sellers, which shall not be unreasonably withheld.

          (c) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

          (d) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure; provided, however, that in order to be entitled to indemnification hereunder, notice of such claim must given to the indemnifying party prior to the expiration of the applicable survival periods set forth in Section 8.1.

     Section 8.6 Escrow and Set Off from Holdback Amount; Several Liability of Sellers.

          (a) On the Closing Date, Purchaser and Sellers shall execute and deliver and shall cause U.S. Bank or other domestic bank acceptable to the Parties to execute and deliver as escrow agent (the "Escrow Agent"), the escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement"). The Escrow Agreement shall be dated as of the Closing Date. The escrow established under the Escrow Agreement shall hold the Holdback Amount. Sellers shall be entitled to direct the investment of the Holdback Amount and to withdraw and keep the accrued earnings (if any) on the Holdback Amount. The parties hereto acknowledge and agree that all Sellers shall pay all origination and periodic escrow administration fees to the Escrow Agent, but each Party shall pay any wire transfer expenses associated with payments to such Party. If U.S. Bank declines to serve as the Escrow Agent, either Party shall be entitled to delay the Closing until such time as a replacement escrow agent and escrow agreement can be established, but in no event more than thirty (30) days from the scheduled Closing Date, and the Parties shall mutually select a replacement Escrow Agent from among domestic banks having assets not less than U.S. Bank and, in that event, the substitute Escrow Agent's form of escrow agreement, modified to express the information in Attachments I and II of Exhibit A and the applicable fees, shall be substituted for Exhibit A.

          (b) In the event that a Purchaser Indemnified Party receives a Claim during the Holdback Period pursuant to Section 8.5 for which it is entitled to indemnification pursuant to this Article 8, and Purchaser notifies Sellers of the Claim as required by Section 8.5 during that period, Purchaser may classify the whole or a portion of the Holdback Amount as reserved in such notice to Sellers. The amount that may be reserved for any such Claim shall not exceed the lesser of (i) the amount asserted in the Claim provided to Purchaser, plus a reasonable estimate of additional indemnified expenses associated therewith (such as reasonable attorneys' fees), (ii) Purchaser's good faith estimate of the Damages in connection with such Claim as stated in the notice to Sellers, and (iii) the amount of the Holdback Amount remaining in escrow. In the event of any such reservation, Purchaser shall promptly notify Sellers of the amount reserved and the basis upon which such amount was determined.

          (c) Within five (5) days after any then pending Claim is resolved in accordance with Section 8.5, (i) Purchaser and Sellers shall join in providing the Escrow Agent with joint written and uniform instructions or (ii) Purchaser may provide Escrow Agent with a final, non-appealable written determination by a court or governmental authority to pay the applicable Purchaser Indemnified Parties from the amount reserved for that Claim the Damages, if any, determined with respect to that Claim.

          (d) At the end of the Holdback Period, Purchaser shall provide Sellers with a summary of all pending Claims for which reserves have been established pursuant to Section 8.6(b) ("Reservation Claims"), adjusted to eliminate the portion or whole of any reservation to the extent that the associated Claim has been resolved favorably to the associated Purchaser Indemnified Party or has been reduced. Within five (5) Business Days after expiration of the Holdback Period, Purchaser and Sellers shall provide the Escrow Agent with joint written and uniform instructions to pay to the order of Sellers the amount (if any) by which the Holdback Amount then in escrow exceeds the Reservation Claims. Upon final resolution of any Reservation Claims, the procedure set forth in Section 8.6(c) shall be followed and upon final resolution of all Reservation Claims, the remaining Holdback Amount, if any, shall be distributed to Sellers. All amounts due to Sellers under this Section 8.6 shall be paid via wire transfer in immediately available funds to the accounts designated by Sellers.

          (e) Once the Holdback Amount is depleted, Purchaser may recover against Sellers in accordance with this Article 8 for all Claims properly asserted prior to the time barred by Section 8.1; provided, however, in no event shall Damages collected by any one or more of Purchaser Indemnified Parties against any Seller, whether for indemnification or for a direct claim by Purchaser against Sellers, exceed the amount of the product of such Seller's percentage interest in the Interests described in Section 3.4 of the Disclosure Schedule and the Purchase Price.

     Section 8.7 Remedies. IN NO EVENT SHALL ANY PARTY BE LIABLE FOR INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF A BREACH OF THIS AGREEMENT, EVEN IF ADVISED AT THE TIME OF BREACH OF THE POSSIBILITY OF SUCH DAMAGES.

                                    ARTICLE 9
                                  MISCELLANEOUS

     Section 9.1 Entire Agreement. This Agreement constitutes the entire agreement between the Clearwire Parties, on the one hand, and the Sellers, on the other hand, pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Clearwire Parties and the Sellers with respect to the subject matter hereof and thereof.

     Section 9.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (in the case of an amendment) by Sellers and Clearwire Parties or (in the case of a waiver) by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 9.3 Remedies Cumulative. Except as otherwise provided herein, all rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party. Each of the Clearwire Parties and the Sellers acknowledges that its obligations subject to this Agreement are unique and the loss to any Person within the other due to a failure to perform any such obligation could not be easily measured with damages. Each of the Clearwire Parties and the Sellers shall be entitled to injunctive relief and specific enforcement of this Agreement in a court of equity without proof of specific monetary damages, showing that monetary damages would resolve the harm or showing of irreparable harm, but without waiving any right thereto, in the event of breach of this Agreement by the other.

     Section 9.4 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may not be assigned by any Party without the prior written consent of the other Parties.

     Section 9.5 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise), as evidenced by written receipt or other written proof of delivery (which may be a printout of the tracking information of a courier service that made such delivery), or (ii) upon confirmation of dispatch if sent by facsimile transmission, (which confirmation shall be sufficient if shown by evidence produced by the facsimile machine used for such transmission), in each case to the applicable addresses set forth below (or such other address which either Party may from time to time specify):

          If to Sellers or any Seller:

          James K. Baumann
          [***]
          Facsimile: [***]

          Roxane I. Googin
          c/o Matthew S. Bereny
          [***]
          Facsimile: [***]

          Elizabeth Neustadt, as
          Custodian for Rachel Neustadt
          c/o Matthew S. Bereny
          [***]
          Facsimile: [***]

          Martin A. Rubin
          CEO & President
          Smart City
          [***]
          Facsimile: [***]

          James H. Wiesenberg
          [***]
          Facsimile: [***]

          With a copy of any communication or notice to any Seller to:

          Kilpatrick Stockton LLP
          607 14th Street, N.W., Suite 900
          [***]
          Facsimile: [***]

[*** Confidential Treatment Requested]
          and to:

          Matthew S. Bereny
          Baywood Management
          [***]

          If to Purchaser or Clearwire:

          Clearwire Spectrum Holdings II LLC
          5808 Lake Washington Blvd. N.E.
          Suite 300
          Kirkland, WA 98033
          Attention: [***]
          Facsimile: [***]

          With a copy to:

          Clearwire Spectrum Holdings II LLC
          5808 Lake Washington Blvd. N.E.
          Suite 300
          Kirkland, WA 98033
          Attention: [***]
          Facsimile: [***]

          Davis Wright Tremaine LLP
          2600 Century Square
          1501 Fourth Avenue
          Seattle, WA 98101
          Attn: [***]
          Facsimile: [***]

Section 9.6 Governing Law; Jurisdiction; Waiver of Jury Trial.

     (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law principles thereof. Each Party hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the District of Columbia in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the District of Columbia for such persons and waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, venue or process.

[*** Confidential Treatment Requested]

          (b) THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

     Section 9.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, the Parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the Transactions. All filing fees required to be paid to any Governmental Authority in connection with satisfying the conditions set forth in ARTICLE 5 will be borne by Purchaser.

     Section 9.8 Payment of Sales, Use or Similar Taxes. Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Seller Indemnified Parties against) all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, registration, duty or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement.

     Section 9.9 Invalidity. In the event that any of the provisions contained in this Agreement or in any other instrument referred to herein, shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the Transactions is impaired thereby.

     Section 9.10 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.11 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

                                        SELLERS:


                                        By: /s/ James K. Baumann
                                            ------------------------------------
                                        Name: James K Baumann


                                        By: /s/ Roxane I. Googin
                                            ------------------------------------
                                        Name: Roxane I. Googin


                                        By: /s/ Elizabeth Neustadt
                                            ------------------------------------
                                        Name: Elizabeth Neustadt, as
                                              Custodian for Rachel Neustadt


                                        By: /s/ Martin A. Rubin
                                            ------------------------------------
                                        Name: Martin A. Rubin


                                        By: /s/ James H. Wiesenberg
                                            ------------------------------------
                                        Name: James H. Wiesenberg

                                        PURCHASER:

                                        CLEARWIRE SPECTRUM HOLDINGS II LLC


                                        By: /s/ Benjamin Wolff
                                            ------------------------------------
                                        Name: Benjamin Wolff
                                        Title: Co-President & CSO


                                        CLEARWIRE:

                                        CLEARWIRE CORPORATION


                                        By: /s/ Benjamin Wolff
                                            ------------------------------------
                                        Name: Benjamin Wolff
                                        Title: Co-President & Co-CEO

                        DECLARATION AND CONSENT OF SPOUSE

     The undersigned (a) consents to the execution of this Agreement by Roxane Googin who is the undersigned's spouse, and to consummation of the transactions contemplated by this Agreement by my spouse, and (b) agrees that the actions and obligations of my spouse under this Agreement shall be binding upon the undersigned's marital community. The undersigned declares that the undersigned has the opportunity to fully and carefully read this Agreement and to seek the advice of independent counsel with respect to the Agreement and this Consent.


                                             /s/ Illegible
                                             -------------

                        DECLARATION AND CONSENT OF SPOUSE

     The undersigned (a) consents to the execution of this Agreement by JAMES H. WIESENBERG Who is the undersigned's spouse, and to consummation of the transactions contemplated by this Agreement by my spouse, and (b) agrees that the actions and obligations of my spouse under this Agreement shall be binding upon the undersigned's marital community. The undersigned declares that the undersigned has had the opportunity to fully and carefully read this Agreement and to seek the advice of independent counsel with respect to the Agreement and this Consent.


                                        /s/ Susan Wiesenberg
                                        ----------------------------------------

                                    LICENSES

                                     [***]

[*** Confidential Treatment Requested]

                                    EXHIBIT A
                                     FORM OF
                                ESCROW AGREEMENT

                                   [Attached]

                                ESCROW AGREEMENT

Pursuant to this Escrow Agreement, dated ___________________, the Depositors identified below (the "Depositors") hereby establish an Escrow Account (the "Account") with U.S. Bank National Association a national banking association (the "Agent"), to be maintained and administered in accordance with the following terms and conditions:

The funds and/or property described on Schedule I attached hereto and incorporated herein (the "Assets") will be deposited in the Account upon delivery Thereof to the Agent in the manner and at the time(s) specified in the said Schedule I. The Agent is hereby authorized and directed by each of the Depositors, as their escrow agent, to hold, deal with and dispose of the Assets as provided in the Instructions set forth in Schedule II attached hereto and incorporated herein; subject, however, to the terms and conditions set forth below, which in all events, shall govern and control over any contrary or inconsistent provisions contained in Schedules I or II attached hereto.

     1. AGENT'S DUTIES. Agent's duties and responsibilities shall be limited to those expressly set forth in this Escrow Agreement, and Agent shall not be subject to, or obliged to recognize, any other agreement between any or all of the Depositors or any other persons even though reference thereto may be made herein; provided, however, this Agreement may be amended at any time or times by an instrument in writing signed by all the parties hereto. Agent shall not be subject to or obligated to recognize any notice, direction or instruction of any or all of the parties hereto or of any other person, except as expressly provided for and authorized in Schedule II and in performing any duties under the Escrow Agreement ("Agreement"), Agent shall not be liable to any Party for consequential damages, (including, without limitation lost profits) losses, or expenses, except for gross negligence or willful misconduct on the part of the Agent; provided, however that neither the foregoing nor anything else in this Escrow Agreement shall relieve Agent from its duty to deliver the Assets in accordance with the terms of this Agreement or shall relieve Agent from liability for loss or depletion of the Assets due to it's gross negligence or willful misconduct.

     2. COURT ORDERS OR PROCESS. If any controversy arises between or among the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, Agent will not be required to determine the controversy or to take any action regarding it. Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in Agent's discretion, Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, Agent will not be liable for interest or damage. Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Account, the Assets or this Escrow Agreement, without determination by the Agent of such court's jurisdiction in matter. If any Assets are at any time attached, garnished, or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then in any such events Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if Agent complies with any such order writ, judgment or decree, it shall not be liable to any of the Depositors or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

     3. AGENT'S ACTIONS AND RELIANCE. Agent shall not be personally liable far any act taken or omitted by it hereunder if taken or omitted by it in good faith and in the exercise of its own best judgment. Agent shall also be fully protected in relying upon any written notice, instruction, direction, certificate or document which in good faith it believes to be genuine.

     4. COLLECTIONS. Unless otherwise specifically indicated in Schedule II, Agent shall proceed as soon as practicable to collect any checks, interest due, matured principal or other collection items with respect to Assets at any time deposited in the Account. All such collections shall be subject to the usual collection procedures regarding items received by Agent for deposit or collection. Agent shall not be responsible for any collections with respect to Account Assets if Agent is not registered as record owner thereof or otherwise is not entitled to request or receive payment thereof as a matter of legal or contractual right. All collection payments shall be deposited to the Account, except as otherwise provided in Schedule II. Agent shall not be required or have a duty to notify anyone of any payment or maturity under the terms of any instrument, security or obligation deposited in the Account, nor to take any legal action to enforce payment of any check, instrument or other security deposited in the Account. The Account is a safekeeping escrow account, and no interest shall be paid by Agent on any money deposited or held therein, except as provided in Section 6 hereof.

     5. AGENT RESPONSIBILITY. Agent shall not be responsible or liable for the sufficiency or accuracy of the form, execution, validity or genuineness of documents, instruments or securities now or hereafter deposited in the Account, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein. Registered ownership of or other legal title to Assets deposited in the Account shall be maintained in the name of Agent, or its nominee, only if expressly provided in Schedule II. Agent may maintain qualifying Assets in a Federal Reserve Bank or in any registered clearing agency (including, without limitation, the Depository Trust Company) as Agent may select, and may register such deposited Assets in the name of Agent or its agent or nominee on the records of such Federal Reserve Bank or such registered clearing agency or a nominee of either. Agent shall not be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such document, security or endorsement or this Escrow Agreement.

     6. INVESTMENTS. Unless directed in writing otherwise, Escrow Agent is hereby directed to invest funds in the U.S. Bank Money Market Savings account. Depositors acknowledge that the U. S. Bank Money Market account is a U. S. Bank National Association ("U.S. Bank") interest-bearing money market deposit account designed to meet the needs of U.S. Bank's Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place funds on deposit with U.S. Bank. U. S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates currently offered on the accounts are determined at U. S. Bank's discretion and may be tiered by customer deposit amount. The owner of the accounts is U. S. Bank as Agent for its trust customers. U.S. Bank's trust department performs all account deposits and withdrawals. Each customer's deposit is insured by the Federal Deposit Insurance Corporation up to $100,000. Any and all interest earned on the Proceeds after the deposit shall be added to the Proceeds and shall become a part thereof. Escrow Agent shall thereafter hold, maintain and utilize the Proceeds pursuant to the terms and conditions of this Agreement. Depositors shall provide Escrow Agent with a W-9 or W-8 IRS tax form prior to the disbursement of interest and Escrow Agent will file the appropriate 1099 or other required forms pursuant to Federal and applicable state laws. A statement of citizenship will be provided if requested by Escrow Agent. Escrow

Agent shall not be responsible for maximizing the yield on the Proceeds. Escrow Agent shall not be liable for losses, penalties or charges incurred upon any sale or purchase of any such investment.

     7. NOTICES/DIRECTIONS TO AGENT. Notices and directions to Agent from Depositors, or from other persons authorized to give such notices or directions as expressly set forth in Schedule II, shall be in writing and signed by an authorized representative as identified pursuant to Schedule II, and shall not be deemed to be given until actually received by Agent's employee or officer who administers the Account. Agent shall not be responsible or liable for the authenticity or accuracy of notices or directions properly given hereunder if the written form and execution thereof on its face purports to satisfy the requirements applicable thereto as set forth in Schedule II, as determined by Agent in good faith without additional confirmation or investigation.

     8. BOOKS AND RECORDS. Agent shall maintain books and records regarding its administration of the Account, and the deposit, investment, collections and disbursement or transfer of Assets, shall retain copies of all written notices and directions sent or received by it in the performance of its duties hereunder, and shall afford each Depositor reasonable access, during regular business hours, to review and make photocopies (at Depositor's cost) of the same.

     9. DISPUTES AMONG DEPOSITORS AND/OR THIRD PARTIES. In the event Agent is notified of any dispute, disagreement or legal action between or among any of the Depositors, and/or any third parties, relating to or arising in connection with the Account, the Assets or the performance of the Agent's duties under this Agreement, the Agent shall be authorized and entitled, subject to Section 2 hereof, to suspend further performance hereunder, to retain and hold the Assets then in the Account and take no further action with respect thereto until the matter has been fully resolved, as evidenced by written notification signed by all Depositors and any other parties to such dispute, disagreement or legal action.

     10. NOTICE BY AGENT. Any notices which Agent is required or desires to give hereunder to any of the Depositors shall be in writing and may be given by mailing the same to the address indicated below opposite the signature of such Depositor (or to such other address as said Depositor may have theretofore substituted therefor by written notification to Agent), by United States certified or registered mail, postage prepaid. For all purposes hereof any notice so mailed shall be as effectual as though served upon the person of the Depositor to whom it was mailed at the time it is deposited in the United States mail by Agent whether or not such undersigned thereafter actually receives such notice. Whenever under the terms hereof the time for Agent's giving a notice or performing an act falls upon a Saturday, Sunday, or holiday, such time shall be extended to the next business day.

     11. LEGAL COUNSEL. If Agent believes it to be reasonably necessary to consult with counsel concerning any of its duties in connection with the account or this Escrow Agreement, or in case Agent becomes involved in litigation on account of being escrow agent hereunder or on account of having received property subject hereto, then in either case, its costs, expenses, and reasonable attorney's fees shall be paid by the parties on an equal basis.

     12. AGENT COMPENSATION. Agent shall be paid a fee for its services as set forth on Schedule III attached hereto and incorporated herein, which shall be subject to increase upon notice sent to Depositors, and reimbursed for its reasonable costs and expenses incurred; provided, however, that only increases as are generally applicable to escrow accounts shall be applied and increases in any 12 month period shall not exceed five percent (5%). If Agent's fees, or reasonable costs or expenses, provided for herein, are not promptly paid, Agent shall have the right to sell such portion of the Assets held in the Account as necessary and reimburse itself therefor from the proceeds of such sale or from the cash held in the Account. In the event that the conditions of this Agreement are not promptly fulfilled, or if Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, or if any controversy arises, or if Agent is made a Party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and Agent shall have the right to retain all documents and/or other things of value at any time held by Agent in this escrow until such compensation, fees, costs, and expenses are paid. The Parties jointly and severally promise to pay these sums upon demand. Unless otherwise provided, the Parties each will pay one-half of all Agent's usual charges and Agent may deduct such sums from the funds deposited. The Depositors and their respective successors and assigns agree jointly and severally to indemnify and hold Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Agent or incurred by Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. Agent shall have a first lien on the property and papers held under this Agreement for such compensation and expenses.

     13. AGENT RESIGNATION. It is understood that Agent reserves the right to resign at any time by giving written notice of its resignation, specifying the effective date thereof, to the Depositors. Within 30 days after receiving the aforesaid notice, the Depositors agree to appoint a successor escrow agent to which Agent may transfer the Assets then held in the Account, less its unpaid fees, costs and expenses. If a successor escrow agent has not been appointed and has not accepted such appointment by the end of the 30-day period, Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorney's fees which Agent incurs in connection with such a proceeding shall be paid by the Depositors.

     14. ESCROW TERMINATION. This Escrow Agreement shall terminate as provided in Schedule II.

     15. GOVERNING LAW. This Escrow Agreement shall be construed, enforced, and administered inaccordance with the laws of the State of Washington.

     The undersigned Agent hereby agrees to hold, deal with and dispose of the Assets at any time deposited to the Account in accordance with the foregoing Escrow Agreement.

     16. AUTOMATIC SUCCESSION Any company into which the Agent may be merged or with which it may be consolidated, or any company to whom Agent may transfer a substantial amount of its Escrow business, shall be the Successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

     17. DISCLOSURE: The parties hereto hereby agree not to use the name of U.S. BANK NATIONAL ASSOCIATION to imply an association with the transaction other than that of a legal escrow agent.

     18. BROKERAGE CONFIRMATIONS The parties acknowledge that to the extent regulations of the Comptroller of Currency or other applicable regulatory entity grant a right to receive brokerage confirmations of security transactions of the escrow, the parties waive receipt of such confirmations, to the extent permitted by law. The Escrow Agent shall furnish a statement of security transactions on its regular monthly reports.

     19. COUNTERPARTS: This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the undersigned have affixed their signatures and hereby adopt as part of this instrument Schedules I, II, and III, which are incorporated by reference.

DEPOSITOR:

CLEARWERE SPECTRUM HOLDINGS II, LLC ("Purchaser")


By:
    ---------------------------------
Its: Hope Cochran, its Vice President
Tax I.D.
         ----------------------------

Notice:
5808 Lake Washington Blvd. N.E.
Suite 300
Kirkland, WA 98033-7353
Attention: [***]
Facsimile No.: [***]

With a copy to:
Clearwire Spectrum Holdings LLC
5808 Lake Washington Blvd. N.E.
Suite 300
Kirkland, WA 98033-7353
Attention: [***]
Facsimile No.: [***]

With a copy to:
Davis Wright Tremaine, LLP
2600 Century Square
1501 Fourth Avenue
Seattle, WA 98101
Attn: [***]
Facsimile: [***]

DEPOSITORS (collectively, "Sellers"):


By:
    ---------------------------------
Name: [***]
Tax I.D. [***]

[*** Confidential Treatment Requested]

By:
    ---------------------------------
Name: [***]
Tax I.D. [***]


By:
    ---------------------------------
Name: [***]
Tax I.D. [***]


By:
    ---------------------------------
Name: [***]
Tax I.D. [***]


By:
    ---------------------------------
Name: [***]
Tax I.D. [***]

Notice for all Sellers:

Kilpatrick Stockton LLP
607 14th Street, N.W., Suite 900
Washington, DC 20005
Attention: [***]
Facsimile: [***]

With a copy to:

Matthew S. Bereny
[***]
[***] 420
[***]
Facsimile: [***]

U.S. BANK NATIONAL ASSOCIATION,
as Agent


By:
    ---------------------------------
Its:
     --------------------------------

Notice:

U.S. Bank Corporate Trust Services
60 Livingston Avenue, EP-MN-WS3T
St. Paul, MN 55L07-2292
Attn: [***]

[*** Confidential Treatment Requested]

(651)495-3808                           With Fax Copy to:
(651) 495-8087 (fax)                    [***]

[*** Confidential Treatment Requested]

                                    EXHIBIT B

                                     FORM OF
                           ASSIGNMENT OF LLC INTEREST

     THIS ASSIGNMENT OF LLC INTEREST (this "LLC Interest Assignment") is delivered by [____________________], an individual (the "Assignor") effective the__day of __________________200____, to Clearwire Spectrum Holdings II LLC, a Nevada limited liability company ("Assignee"), pursuant to that certain Membership Interest Purchase Agreement, dated as of August 9, 2006, by and among Clearwire Spectrum Holdings II LLC, James K. Baumann, Roxane I. Googin, Elizabeth Neustadt as custodian for Rachel Neustadt, Martin A. Rubin and James
H. Wiesenberg.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns, grants, transfers and delivers unto Assignee all of Assignor's rights, title and interest in and to [HIS/HER] entire one hundred percent (100%) limited liability company interest (the "LLC Interest") in [***], a Delaware limited liability company (the "Company"). This LLC Interest Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     This LLC Interest Assignment shall be governed by and interpreted according to the laws of the State of New York.

     Assignor has delivered this LLC Interest Assignment on the date first above written.

                                        ASSIGNOR:


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------

[*** Confidential Treatment Requested]

                                       41